UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2005

CHINA DIGITAL MEDIA CORPORATION
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(Exact Name of Registrant as Specified in Charter)

Nevada
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(State or Other Jurisdiction of Incorporation)

000-30212
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(Commission File Number)

13-3422912
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(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
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(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
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(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 Entry Into A Material Definitive Agreement

As previously reported, the Registrant entered into a Strategic Alliance Agreement, dated June 15, 2005 (the “Agreement”), with Guangdong Pukonyi Culture Development Limited, a limited liability company organized and existing under the laws of the Peoples’ Republic of China (“Pukonyi”), and Messrs. Chen and Chow, residents of the Peoples’ Republic of China and the sole shareholders of Pukonyi. The
Agreement provides, among other things, that the Registrant is the exclusive service provider to Pukonyi, and also has a significant influence in Pukonyi’s business development and operations. For example, the Registrant has the right to appoint a majority of Pukonyi’s Board of Directors and receives approximately 90% of Pukonyi’s gross profits, in return for its agreement to issue US$183,000 worth of its restricted common stock to the sole shareholders of Pukonyi and to provide Pukonyi with financial support and guarantees in an amount not to exceed US$1,200,000 during the term of the Agreement.

As previously reported, Pukonyi is a company that is engaged in the businesses of creating television programming for sale and selling commercial advertising for customers located throughout mainland China. It has registered capital of approximately US$61,000.

On June 22, 2005, the Registrant reported that it had reached an agreement through Pukonyi to invest approximately US$205,000 in a television production sponsored by Guangdong Runshi Movie & Music Production Co., Ltd., a limited liability company organized and existing under the laws of the Peoples’ Republic of China. The television production is called “The Story of a Small Town”, and is a based on a well known Chinese movie released in the late ‘70s. The production will have a total of 24 episodes and is expected to be finished by the end of 2005. Distribution is currently planned to 26 out of 33 provincial television stations throughout China and three major city television stations in 2006, with a reach of more than two-thirds of China’s television viewers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: June 27, 2005	By:	/s/ Ng Chi Shing
Ng Chi Shing
Title: President